Exhibit 99.1

ATHENAHEALTH, INC. APPOINTS CHARLIE BAKER AND JACQUELINE

KOSECOFF TO BOARD OF DIRECTORS

Watertown, MA – June 28, 2012 athenahealth, Inc. (NASDAQ: ATHN), a leading provider of cloud-based practice management, electronic health record (EHR), and care coordination services to medical groups, today announced the appointment of health care leaders Charles D. Baker and Jacqueline B. Kosecoff Ph.D. to its Board of Directors.

Dr. Kosecoff will replace Richard N. Foster who did not stand for re-election at athenahealth’s 2012 annual stockholder meeting, having served as a director since 2005. Mr. Baker’s appointment represents a new board seat and increases the number of directors on athenahealth’s board to ten.

Dr. Kosecoff is a Managing Partner at Moriah Partners, LLC, a private equity firm with a focus on software, content, and services and is a Senior Advisor to Warburg Pincus, a global private equity company. Prior to these roles, she served as a Senior Advisor at Optum, a leading information and technology-enabled health services business of UnitedHealth Group, consisting of OptumHealth, OptumInsight, and OptumRx and representing over 30,000 employees worldwide who focus on population health management, care delivery and improving all of the clinical and operating elements of the health system. Dr. Kosecoff served as Chief Executive Officer of OptumRx, a leader in the delivery, clinical management and affordability of prescription medications and consumer health products, and before that, Chief Executive Officer of Ovations Pharmacy Solutions Division, a UnitedHealth Group company. She has served as a consultant to the World Health Organization’s Global Quality Assessment Programs, on the Institute of Medicine’s Board of Health Care Services, the RAND Graduate School’s Board of Governors. Currently, Dr. Kosecoff sits on the board of directors for CareFusion Corporation (NYSE: CFN), Sealed Air Corporation (NYSE: SEE), and STERIS Corporation (NYSE: STE).

Mr. Baker is the Entrepreneur in Residence at General Catalyst Partners, focusing on investing in mid-size firms, primarily in the health care services industry. Prior to joining General Catalyst, he was the Republican nominee for Governor of Massachusetts, losing a close four way race to incumbent Governor Deval Patrick. Mr. Baker served a decade-long tenure as Chief Executive Officer of Harvard Pilgrim Health Care (HPHC), a $2 billion, 1 million member health benefits plan serving individuals and employers. Under his leadership, HPHC went on to become the highest ranked health plan in the country for member satisfaction and clinical effectiveness for five years in a row. In the 1990s, Mr. Baker served as Secretary of Health and Human Services and Secretary of Administration and Finance for the state of Massachusetts.

“We are fortunate to add two outstanding members to the athenahealth board. Charlie and Jackie share a rich history in leadership at two of the more successful health care businesses in the country. Their respective expertise in policy, care coordination and data management will deepen our talent pool as we advance the goal of making health care work as it should,” said Jonathan Bush, Chairman and CEO of athenahealth.

Bush added, “We thank Richard Foster for his important insight and contributions in guiding athenahealth’s emergence over the last seven years.”

About athenahealth

athenahealth, Inc. is a leading provider of cloud-based business services for physician practices. athenahealth’s service offerings are based on proprietary web-native practice management and electronic health record (EHR) software, a continuously updated payer knowledge-base, integrated back-office service operations, and care coordination services. For more information, please visit http://www.athenahealth.com or call 888-652-8200.

athenahealth, Inc.

Dana Quattrochi (Investors)

Director, Investor Relations

(617) 402-1329

investorrelations@athenahealth.com

athenahealth, Inc.

Amanda Cheslock (Media)

(212) 446-1884

acheslock@sloanepr.com

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